UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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A. P. PHARMA, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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A.P. PHARMA, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 23, 2007

To the Stockholders of A.P. Pharma, Inc.:

The Annual Meeting of Stockholders of A.P. Pharma, Inc. (the “Company”) will be held at its corporate offices at 123 Saginaw Drive, Redwood City, California 94063, on May 23, 2007, at 9:00 a.m. local time, for the following purposes:

1.      To elect seven directors to hold office until the next Annual Meeting of stockholders and until their successors are elected.

2.      Approve an amendment to the Certificate of Incorporation to effect a reverse split of the Company’s outstanding common stock as described in the enclosed proxy statement.

3.      To ratify the appointment of Odenberg, Ullakko, Muranishi & Co. LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007.

4.      To consider and vote upon an adjournment of the Annual Meeting, if necessary, to solicit additional proxies, if there are not sufficient votes in favor of Proposal No. 2.

5.      To transact such other business as properly may come before the meeting, or any adjournments or postponements of the meeting.

Only stockholders of record at the close of business on April 4, 2007, are entitled to notice of, and to vote at, the meeting and any adjournments or postponements of the meeting. A list of such stockholders will be open to examination by any stockholders at the Annual Meeting and for a period of ten days prior to the Annual Meeting during ordinary business hours at the offices of the Company located at 123 Saginaw Drive, Redwood City, California 94063.

BY ORDER OF THE BOARD OF DIRECTORS,

Julian N. Stern,

Secretary

Redwood City, California

April 16, 2007

— IMPORTANT —

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD IN THE ENCLOSED POSTPAID ENVELOPE OR FOLLOW THE TELEPHONE OR INTERNET VOTING INSTRUCTIONS ON THE PROXY CARD AS SOON AS POSSIBLE. THANK YOU FOR ACTING PROMPTLY.

A.P. PHARMA, INC.

123 Saginaw Drive

Redwood City, California 94063

(650) 366-2626

PROXY STATEMENT

The enclosed proxy is solicited on behalf of the Board of Directors (the “Board”) of A.P. Pharma, Inc. (“APP” or the “Company”), a Delaware corporation. The proxy is solicited for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 9:00 a.m. local time on May 23, 2007, at the Company’s corporate offices at 123 Saginaw Drive, Redwood City, California 94063. The approximate date on which this proxy statement and the accompanying notice and proxy are first being mailed to stockholders is April 16, 2006.

Voting

Only stockholders of record at the close of business on April 4, 2007 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. At the close of business on that date, the Company had outstanding 25,438,663 shares of its common stock, $0.01 par value (the “Common Stock”) and no preferred stock outstanding. Holders of a majority of the outstanding shares of Common Stock of the Company, either present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.

Holders of Common Stock are entitled to one vote for each share of Common Stock held. Stockholders do not have cumulative voting rights. In the election of directors, the seven nominees receiving the highest number of affirmative votes of the shares present and voting at the Annual Meeting at which a quorum is present will be elected directors. Approval of the amendment of the Certificate of Incorporation to effect the reverse stock split requires the affirmative vote of a majority of the outstanding shares of Common Stock of the Company. The auditor ratification proposal and the adjournment proposal requires the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote at the Annual Meeting.

Abstentions are included in the determination of whether a quorum is present at the meeting and are counted in tabulations of the votes cast on proposals presented to stockholders and have the same effect as negative votes. Proxies marked to withhold authority for all directors will not be counted in the election of directors, but will be counted for purposes of determining whether there is a quorum. For shares held in “street name” through a broker or other nominee, the broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if stockholders do not give their broker or nominee specific instructions, their shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

Revocability of Proxies

Proxies which are properly executed and received by the Company before the Annual Meeting will be voted at the Annual Meeting. Any stockholder giving a proxy has the power to revoke the proxy at any time prior to its exercise. A proxy can be revoked by an instrument of revocation delivered prior to the Annual Meeting to the Secretary of the Company, by a duly executed proxy bearing a later date or time than the date or time of the proxy being revoked, or at the Annual Meeting if the stockholder is present and elects to vote in person. Mere attendance at the Annual Meeting will not serve to revoke a proxy.

Solicitation of Proxies

Solicitation of proxies may be made by directors, officers and other employees of the Company by personal interview, telephone, telefax or electronic communications. No additional compensation will be paid for any such services. Costs of solicitation will be borne by the Company. APP will, upon request, reimburse the reasonable fees and expenses of banks, brokerage houses or other nominees or fiduciaries for forwarding proxy materials to, and obtaining authority to execute proxies from, beneficial owners for whose accounts they hold shares of Common Stock.

PROPOSAL ONE

ELECTION OF DIRECTORS

Seven directors are to be elected to the Board at the Annual Meeting, each to serve for a one year term until the Annual Meeting to be held in 2008, and until his successor has been qualified and elected. All the nominees presently are directors of APP. It is intended that proxies received will be voted “FOR” the election of the nominees, unless marked to the contrary.

The Board has no reason to believe that any of the nominees will be unable or unwilling to serve as a director if elected. If any nominee should become unavailable prior to the election, the accompanying proxy will be voted for the election of any nominee who is designated by the present Board to fill the vacancy.

Information Concerning the Board of Directors and Executive Officers

The nominees for Directors of APP and their ages and position with the Company are as follows:

Name	Age	Position With Company	Director Since
Paul Goddard, Ph.D.	57	Chairman	2000
Gregory Turnbull(2)	68	President and Chief Executive Officer, Director	1986
Michael O’Connell	57	Director	2000
Peter Riepenhausen(3)(4)	70	Director	1991
Toby Rosenblatt(1)(2)(3)(4)	68	Director	1983
Arthur Taylor(1)(2)	50	Director	2006
Robert Zerbe, M.D.	56	Director	2002

(1)	Member of the Audit Committee of the Board

(2)	Member of the Finance Committee of the Board.

(3)	Member of the Compensation and Stock Option Committee of the Board.

(4)	Member of the Nominating and Governance Committee of the Board.

The other executive officers of APP and their ages and position with the Company are as follows:

Name	Age	Position With Company	Executive Since
John Barr, Ph.D.	47	Vice President of Research and Development	1997
Anastassios Retzios, Ph.D.	55	Vice President of Clinical Development	2006
Stephen Whiteford	66	Vice President, Finance and Chief Financial Officer	2006

Paul Goddard, Ph.D. has served as Chairman of our board of directors since November 2000. Dr. Goddard has served as Chief Executive Officer for ARYx Therapeutics, Inc. since 2005 and Chairman of the Board since 2003. He has also been a director of Adolor, Inc. since 2000 and of Onyx Pharmaceuticals, Inc. since 1997. From 1998 to 2000, Dr. Goddard was President and Chief Executive Officer of Elan Corporation, plc’s pharmaceutical division. From 1991 to 1998, Dr. Goddard served as Chairman and Chief Executive Officer of Neurex Corporation. In 1998, Neurex was acquired by Elan. Prior to Neurex, Dr. Goddard held various senior management positions at SmithKline Beecham.

Gregory Turnbull has served as a member of our board of directors since February 1986 and has served as our President and Chief Executive Officer on an interim basis since October 2006. Mr. Turnbull has been a private investor and business consultant for over five years. Previously, he was a general partner of Cable &

Howse Ventures, a venture capital firm, and also served as an investment banker with Morgan Stanley & Co. and White, Weld & Co. Mr. Turnbull also serves as Chairman of the Board for Planar Systems, Inc. and as a director of certain privately-held companies.

Michael O’Connell has served as a member of our board of directors since August 2000. He served as our Chief Executive Officer and President from August 2000 until beginning a temporary leave of absence for medical reasons in October 2006. Mr. O’Connell originally joined us in July 1992 as Vice President and Chief Financial Officer. From 1980 to 1992, Mr. O’Connell served in a number of financial management positions, with The Cooper Companies, Inc. including Vice President and Corporate Controller. Mr. O’Connell is a Fellow of the Institute of Chartered Accountants of England and Wales.

Peter Riepenhausen has served as a member of our board of directors since April 1991. Mr. Riepenhausen is a business consultant. He served as Chairman, Europe for Align Technology, Inc. from 2000 until 2002 and President and Chief Executive Officer of ReSound Corporation from 1994 to 1998. He served as a director of Caradon (Europe) plc from April 1994 until September 1998. He currently serves as Chairman of the Board of Ocumenta Holdings and as a director of The Resource Group.

Toby Rosenblatt has served as a member of our board of directors since September 1983. Mr. Rosenblatt has served as President of Founders Investments, Ltd., a private investment limited partnership since 1999. Mr. Rosenblatt also serves as a director of the BlackRock Open End Mutual Funds and is a trustee of numerous civic and educational institutions.

Arthur Taylor has served as a member of our board of directors since August 2006. Mr. Taylor has over 20 years financial experience in the medical device, pharmaceutical and technology industries, and is currently Chief Operating Officer of Kyphon Inc. Prior to serving as Chief Operating Officer, he served as Chief Financial Officer for Kyphon Inc. from 2004 to 2006. He has served in Chief Financial Officer positions with Terayon Communication Systems from 2003 to 2004, Evolve Software from 2002 to 2003, Docent from 2001 to 2002, and Resound Corporation. He has also served in senior financial positions with 3Com Corporation and Allergan, Inc.

Robert Zerbe, M.D. has served as a member of our board of directors since December 2002. Dr. Zerbe has served as the Chief Executive Officer and founder of QuatRx Pharmaceuticals Company, a private biopharmaceutical company since 2000. Until 2000, Dr. Zerbe was employed by Pfizer as the Senior Vice President of Global Research and Development and Director of Development Operations, and at the Parke-Davis Pharmaceutical Research Division of Warner-Lambert as Senior Vice President worldwide, clinical research and development. Dr. Zerbe serves as a director of Anesiva, Inc. and Aastrom Biosciences, Inc.

John Barr, Ph.D. has served as our Vice President, Research and Development since August 2000. He joined us in 1997 as Director of Pharmaceutical Sciences. Dr. Barr has played a key role in evaluating and developing the potential of our novel delivery systems. Prior to joining us, he served as the Director of Biopharmaceutics for Cortech, Inc., a Denver-based biotech firm focused on the development of novel anti-inflammatory agents. In that capacity, he was involved with both the research and development aspects of the company’s intravenous and oral programs. Dr. Barr received his Ph.D. in pharmacology from the University of Glasgow in Scotland, after which he pursued post-doctoral studies at the University of Arizona.

Anastassios Retzios, Ph.D. has served as our Vice President, Clinical Development since November 2006. Dr. Retzios has more than 18 years of experience in a wide range of clinical and regulatory matters, most recently as Director of Global Clinical Research and Development at Baxter International, Inc. from 2001 until 2006. Previously he served in senior clinical positions at Questcor Pharmaceuticals and Alpha Therapeutic Corporation. Dr. Retzios received his Ph.D. in molecular biology from University of Edinburgh, Scotland.

Stephen Whiteford has served as our Vice President, Finance and Chief Financial Officer since September 2006. Prior to his retirement in May 2004, Mr. Whiteford served nearly 30 years in a variety of financial management positions at The Cooper Companies, Inc., a New York Stock Exchange listed provider of specialty medical devices, including over ten years as Vice President and Corporate Controller.

There are no family relationships among any of the Company’s directors or executive officers.

CORPORATE GOVERNANCE

The Board of Directors met five times during 2006. The audit committee met five times, the finance committee met three times, the compensation and stock option committee met two times and the nominating and governance committee met once during fiscal 2006. All directors participated in at least 75% of the aggregate number of (i) meetings of the Board and (ii) committees of the Board on which each served.

Director Independence

Our board of directors has determined that the following directors are “independent directors” as defined by the rules of The NASDAQ Stock Market: Messrs. Riepenhausen, Rosenblatt, Taylor and Zerbe. None of these independent directors is a party to any transaction, relationship or arrangement not disclosed pursuant to Item 404(a) of Regulation S-K. There are no family relationships among any of our directors or executive officers.

Board Committees

Our board of directors has standing audit, finance, compensation and stock option, and nominating and governance committees. The composition and primary responsibilities of each committee are described below.

Audit Committee.     Our audit committee currently consists of Messrs. Taylor (chair), Riepenhausen and Rosenblatt. Our audit committee oversees our corporate accounting and financial reporting process. Our audit committee appoints our independent auditors and oversees and evaluates their work, ensures written disclosures and communicates with the independent auditors, meets with management and the independent auditors to discuss our financial statements, meets with the independent auditors to discuss matters that may affect our financial statements and approves all related party transactions. Mr. Taylor is our audit committee financial expert under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002. We believe that the composition of our audit committee meets the requirements for independence under the current requirements of The NASDAQ Stock Market and SEC rules and regulations. We believe that the functioning of our audit committee complies with the applicable requirements of The NASDAQ Stock Market and SEC rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.

Finance Committee.    Our finance committee currently consists of Messrs. Turnbull (chair), Rosenblatt and Taylor. The finance committee is responsible for reviewing our plans for providing appropriate financial resources to sustain our operations, including review of our strategic plan and annual operating budget.

Compensation and Stock Option Committee.    Our compensation and stock option committee currently consists of Messrs. Rosenblatt (chair) and Riepenhausen. Our compensation and stock option committee administers our benefit plans, reviews and administers all compensation arrangements for executive officers, and establishes and reviews general policies relating to the compensation and benefits of our officers and employees. Our compensation and stock option committee reviews and recommends goals for our executive officers and evaluates their performance in light of these goals. Further description of scope of compensation and stock option committee authority over executive compensation is discussed under “Compensation Discussion and Analysis” below.

Nominating and Governance Committee.    Our nominating and governance committee currently consists of Messrs. Rosenblatt (chair) and Riepenhausen. The committee recommends nominees to the board of directors and provides oversight with respect to corporate governance. Procedures for the consideration of director nominees recommended by stockholders are set forth in our amended and restated bylaws.

Compensation and Stock Option Committee Interlocks and Insider Participation.    Prior to establishing the compensation and stock option committee, the board of directors as a whole made decisions relating to compensation of our executive officers. No member of the board of directors or the compensation and stock option committee serves as a member of the board of directors or compensation and stock option committee of any other entity that has one or more executive officers serving as a member of our board of directors or compensation and stock option committee.

Charters for the Company’s audit, compensation and stock option, and nominating and governance committees are posted on the Company’s website at: www.appharma.com.

Director Nomination

Criteria for Nomination to the Board.    The nominating and governance committee considers the appropriate balance of experience, skills and characteristics required of the Board of Directors, and seeks to insure that at least a majority of the directors are independent under the rules of The NASDAQ Stock Market, and that members of the Company’s audit committee meet the independence and financial literacy requirements under the rules of The NASDAQ Stock Market. Nominees for director are selected on the basis of their depth and breadth of experience, integrity, ability to make independent analytical inquiries, understanding of the Company’s business environment, and willingness to devote adequate time to Board duties.

Stockholder Proposals for Nominees.    The nominating and governance committee will consider written proposals from stockholders for nominees for director. Any such nominations should be submitted to the nominating and governance committee c/o the Secretary of the Company and should include the following information: (a) all information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) the name(s) and address(es) of the stockholder(s) making the nomination and the number of shares of the Company’s Common Stock which are owned beneficially and of record by such stockholder(s); and (c) appropriate biographical information and a statement as to the qualification of the nominee. Any such nomination should be submitted no later than the date described under the caption, “Stockholder Proposals for 2008 Annual Meeting” below.

Process for Identifying and Evaluating Nominees.    The process for identifying and evaluating nominees to the Board of Directors is initiated by identifying a slate of candidates who meet the criteria for selection as a nominee and have the specific qualities or skills being sought based on input from members of the Board and, if the nominating committee deems appropriate, a third-party search firm. These candidates are evaluated by the nominating committee by reviewing the candidates’ biographical information and qualification and checking the candidates’ references, and qualified nominees are interviewed by at least one member of the nominating and governance committee. The committee evaluates which of the prospective candidates is qualified to serve as a director and whether the committee should recommend to the Board that the Board nominate any of these final prospective candidates. Candidates recommended by the nominating and governance committee are presented to the Board for selection as nominees to be presented for the approval of the stockholders or for election to fill a vacancy.

The nominating and governance committee expects that a similar process will be used to evaluate nominees recommended by stockholders.

Board Nominees for the 2007 Annual Meeting. Each of the nominees listed in this Proxy Statement are current directors standing for re-election. One of the nominees for this 2007 Annual Meeting, Arthur Taylor, was appointed by the Board of Directors in August 2006. Prior to his appointment, the Board had determined that it would seek an additional member with particularly strong qualifications in the area of financial oversight. Mr. Taylor was recommended by two existing Board members who knew of his qualifications. After reviewing a number of candidates, the Board decided that Mr. Taylor provided the skills and experience that best matched its selection criteria.

Communications with Directors

Stockholders who wish to communicate with our Directors may do so using the procedures detailed on our website at www.appharma.com on the Corporate Governance page of the Corporate Overview section.

The Company encourages its directors to attend its annual meetings. All of the Company directors attended the Company’s Annual Meeting held May 31, 2006.

Code of Ethics

The Company has adopted a code of ethics that applies to all officers and employees, including its principal executive officer, principal financial officer and controller. This code of ethics can be viewed on our website at http://www.appharma.com on the Corporate Governance page of the Corporate Overview section.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table sets forth beneficial Common Stock ownership as of March 31, 2007, by (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director, including nominees, and each executive officer named in the Summary Compensation Table included in the Proxy Statement, and (iii) all executive officers and directors as a group. Each person has sole investment and voting power with respect to the shares indicated, subject to community property laws where applicable and except as otherwise set forth in the footnotes to the table. Unless otherwise indicated, the address of each of the named individuals is c/o A.P. Pharma, Inc., 123 Saginaw Drive, Redwood City, CA 94063.

Name	Number of Shares(1)	Percent of Class(1)
Great Point Partners, LLC(2)	1,863,107	7.3
2 Pickwick Plaza, Suite 450 Greenwich, CT 06830
Michael O’Connell(3)	653,870	2.5
Paul Goddard(4)	380,000	1.5
Toby Rosenblatt(5)	360,731	1.4
Gregory Turnbull(6)	289,757	1.1
Peter Riepenhausen(7)	273,602	1.1
John Barr(8)	254,950	1.0
Robert Zerbe(9)	95,558	*
Stephen Whiteford	15,000	*
Gordon Sangster	—	*
Anastassios Retzios	—	*
Arthur Taylor	—	*
Officers and Directors as a group (10 persons)(2)(3)(4)(5)(6)(7)(8)(9)	2,308,468	8.6

*	Less than one percent.

(1)

Assumes the exercise of all outstanding options to purchase Common Stock held by such person or group to the extent exercisable on or before May 31, 2007, and that no other person has exercised any outstanding stock options.

(2)	Based solely on information contained in a Schedule 13GA dated February 14, 2007.

(3)	Includes 481,666 shares underlying exercisable stock options and 50,000 shares of restricted stock subject to the right of repurchase which lapses on March 23, 2009.

(4)	Includes 45,000 shares held in family trust and 305,000 shares underlying exercisable stock options.

(5)	Includes 160,000 shares held in family partnership, 100,000 shares underlying exercisable stock options, and 5,000 shares of restricted stock subject to repurchase which lapses May 31, 2007.

(6)	Includes 165,000 shares underlying exercisable stock options and 5,000 shares of restricted stock subject to repurchase which lapses May 31, 2007.

(7)	Includes 179,332 shares held in family trust, 70,000 shares underlying exercisable stock options, and 5,000 shares of restricted stock subject to repurchase which lapses May 31, 2007.

(8)	Includes 190,417 shares underlying exercisable stock options and 25,000 shares of restricted stock subject to the right of repurchase which lapses on March 23, 2009.

(9)	Includes 55,000 shares underlying exercisable stock options and 5,000 shares of restricted stock subject to repurchase which lapses May 31, 2007.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We are not a party to any related party transactions.

Pursuant to our Code of Ethics and the Audit Committee Charter, our executive officers, directors and employees must disclose transactions involving actual or apparent conflicts of interests, such as related party to transactions, to the chairman of the audit committee. The audit committee is charged with reviewing and approving all related party transactions.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT

Section 16(a) of the Securities Exchange Act requires our officers and directors, as well as any holders of more than 10% of our common stock, to file with the SEC certain reports of ownership and reports of changes in ownership of our common stock. Based solely on review of such reports and certain representations furnished to us, we believe that during the fiscal year ended December 31, 2006 all Section 16(a) filing requirements applicable to its officers and directors were satisfied, with exception of one Form 4 for Mr. Riepenhausen that was inadvertently filed late.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The compensation and stock option committee has responsibility for establishing, implementing and continually monitoring our compensation practices in order to make sure the total compensation paid to our directors, executive officers and key employees is fair, reasonable and competitive.

The main responsibilities of the compensation and stock option committee are:

•  to develop and periodically review compensation policies and practices applicable overall to our employees and specifically for individual executive officers;

•  to review, recommend and prioritize goals for us and our chief executive officer and evaluate his performance in light of these goals;

•  to evaluate the performance of the other executive officers in the context of goals and objectives established for them by our chief executive officer;

•  to review and evaluate any employment agreements, severance agreements, change-in-control arrangements or special or supplemental employee benefits, and any material amendments thereto applicable to our executive officers and recommend the same for approval by the board of directors;

•  to oversee and evaluate our incentive, equity-based and other compensatory plans in which executive officers and key employees participate;

•  to review periodically the compensation and benefits offered to nonemployee directors and recommend changes to our board of directors as appropriate; and

•  to approve, subject to stockholder or board of directors approval as may be required, the creation or amendment of any incentive, equity-based or other incentive compensatory plans.

The compensation and stock option committee operates under a written charter adopted by our board of directors on May 28, 2003. The charter provides that the compensation and stock option committee may delegate such of its authority and responsibilities as the compensation and stock option committee deems appropriate to the members of the compensation and stock option committee or any subcommittee thereof. A copy of the charter can be found at www.appharma.com, by clicking first on “Investor Relations”, under the heading “Company”, and then clicking on “Corporate Governance”.

Compensation Philosophy and Objectives

The compensation and stock option committee designs our executive compensation practices with the following overall objectives in mind:

•  attract, retain and motivate key executive talent;

•  align employee incentives with the interests of stockholders;

•  encourage high performance; and

•  promote employee accountability.

The compensation and stock option committee evaluates individual executive performance with a goal of setting compensation at levels the compensation and stock option committee believes are comparable with executives in other companies of similar size and stage of development operating in the biopharmaceutical industry, while taking into account our relative performance and our own strategic goals. We strive to provide a total compensation package to senior management that is competitive in the marketplace, recognizes individual performance and provides opportunities to earn rewards based on achievement of short-term and long-term individual and corporate objectives.

In the biopharmaceutical industry, many traditional measures of corporate performance, such as earnings per share or sales growth, may not readily apply in reviewing performance of executives. Because of our current stage of development, we have not used profitability or market value of our stock as a significant factor in review of executives’ performance and setting compensation. As such, we evaluate other indications of performance, such as progress of our research and development programs and corporate development activities, our success in recruiting and retaining highly qualified personnel and our success in securing capital sufficient to enable it to continue research and development activities. These considerations necessarily involve an assessment by the compensation and stock option committee of individual and corporate performance.

Setting Executive Compensation

Given the foregoing objectives, the compensation and stock option committee has structured our annual and long-term executive compensation to motivate executives to achieve our business goals and to reward the executives for achieving these goals.

The compensation and stock option committee held two meetings in 2006 and has met once so far during 2007. Mr. Rosenblatt works with our Chief Executive Officer to establish the meeting agenda. The compensation and stock option committee typically meets with our Chief Executive Officer and the chairman of our board of directors. The compensation and stock option committee also regularly meets in executive session without management.

Although many compensation decisions are made in the first and third quarters of the fiscal year, the compensation planning process neither begins nor ends with any particular compensation and stock option committee meeting. In the third quarter, the compensation and stock option committee meets and reviews annual base salaries and determines base salary increases, if any, to be effective on September 1 of each year. It meets again in the first quarter to set the corporate goals for the following year and to review the corporate goals for the prior year in order to determine the amount of cash bonuses and stock awards. Business and succession planning, evaluation of management performance and consideration of the business environment are year-round processes.

Benchmarking

While we do not believe that it is appropriate to establish compensation levels solely based on benchmarking, we believe that information regarding pay practices at other companies is nevertheless useful in two respects. First, we recognize that compensation practices must be competitive in the marketplace. Second, independent marketplace information is one of the many factors that we consider in assessing the reasonableness of compensation. Accordingly, although our compensation and stock option committee has not retained a compensation consultant to review our policies and procedures with respect to executive compensation, we conduct an annual benchmark review of the base salaries of our executive compensation. This review is based on the Radford Biotechnology Survey, an independent third-party survey of executive compensation of biopharmaceutical companies in which we participate. We benchmark the base salaries of our executive officers against the median current compensation paid by comparable public or private biopharmaceutical companies located in California with 50 or fewer employees. In order for our benchmarking to remain consistent from year to year, we intend to use these same parameters for our annual benchmark review (same industry, approximate size and geography). The specific companies included in these groups may change based on their size, stage of development or other pertinent factors. In determining the compensation levels for each of our executive officers for fiscal year 2006, the specific companies included in the survey were Aerovance, Inc., A.P. Pharma, Inc., Cellerant Therapeutics, Inc., Cerexa, Inc., Iconix Biosciences, Inc., Ilypsa, Inc., Kai Pharmaceuticals, Inc., Mendel Biotechnology, Inc., Pacific Biosciences, Inc., Phenomix, Inc., Point Biomedical Corporation, Proteolix, Inc., Receptor Biologix, Inc., Sciclone Pharmaceuticals, Inc., Stem Cells, Inc. and Y’s Therapeutics, Inc.

At each of its September 2005 and 2006 meetings, our compensation and stock option committee decided to set executive officers’ salaries at a level that was at or near the 50th percentile of salaries of executives with similar roles at comparable companies participating in the relevant Radford Biotechnology Technology Survey. Our compensation and stock option committee believes that the 50th percentile for base salaries is the minimum cash compensation level that would allow us to attract and retain talented officers.

Our compensation and stock option committee realizes that using a benchmark may not always be appropriate but believes that it is the best alternative at this point in the life cycle of our company. In instances where an executive officer is uniquely key to our success, our compensation and stock option committee may provide compensation in excess of the 50th percentile. The compensation and stock option committee’s choice of the foregoing percentile reflected consideration of our stockholders’ interests in paying what was necessary, but not significantly more than necessary, to achieve our corporate goals, while conserving cash and equity as much as practicable. We believe that, given the industry in which we operate and the corporate culture that we have created, base compensation at this percentage level is generally sufficient to retain our existing executive officers and to hire new executive officers when and as required. Salaries for all employees, including the executive officers are reviewed and approved effective September 1 each year. Executive officer salaries are reviewed and approved by our board of directors after taking into consideration the recommendations of the compensation and stock option committee. Gregory Turnbull was appointed as our President and Chief Executive Officer in October 2006 and Stephen Whiteford was appointed to serve as our Chief Financial Officer in September 2006. Upon their appointment, the compensation of these executives was determined based on the compensation of their predecessors, which was based partially on salary survey data, with appropriate adjustments to account for the interim nature of their appointments and, in the case of Mr. Turnbull, with adjustment to account for his part-time employment.

Elements of Compensation

Our executive officers’ compensation currently has three primary components: base compensation or salary, annual cash bonuses under a performance-based, non-equity incentive plan (the management bonus plan), and stock option awards granted pursuant to our 2002 Equity Incentive Plan, which is described below under “Equity Compensation.” In addition, we provide our executive officers a variety of benefits that are available generally to all salaried employees. We establish executive officer base compensation at a level we believe enables us to hire and retain individuals in a competitive environment and to reward satisfactory individual performance and a satisfactory level of contribution to our overall business goals. We designed our executive bonus plan to focus our management on achieving key corporate objectives, and to reward achievement of these objectives. We utilize cash bonuses to reward performance achievements with a time horizon of one year, and we utilize salary as the base amount necessary to match our competitors for executive talent. We utilize stock options as a long-

term incentive to reward long-term performance and to provide the potential, over an extended tenure, of significant value for the officer.

We view these components of compensation as related but distinct. Although our compensation and stock option committee does review total compensation, we do not believe that significant compensation derived from one component of compensation should negate or reduce compensation from other components. We determine the appropriate level for the base salary component based in part, but not exclusively, on competitive benchmarking consistent with our recruiting and retention goals, and other considerations we deem relevant, such as rewarding extraordinary performance. We determine the appropriate level of annual bonuses for our executive officers based on the achievement of corporate goals, and the size of stock option grants based on the past year individual performance, officer’s position and tenure.

Our compensation and stock option committee intends to perform an annual strategic review of our executive officer compensation to determine whether we provide adequate incentive and motivation to our executive officers and whether we adequately compensate our executive officers relative to comparable officers in other companies with which we compete for executives. For compensation decisions relating to executive officers other than our Chief Executive Officer, including decisions regarding the grant of equity compensation, our compensation and stock option committee typically considers recommendations from the Chief Executive Officer and makes further recommendations to our board of directors.

Base Salaries

The salary component of executive compensation is based on the executive’s level of responsibility for meeting our objectives and performance, and comparison to similar positions at comparable companies. Base salaries for executive officers are reviewed and potentially adjusted annually based on information regarding competitive salaries, including salary survey data provided by third parties. Individual increases are established by the committee and the board of directors, taking into account recommendations of the Chief Executive Officer concerning the overall effectiveness of each executive and of the Chairman of the board of directors with respect to the Chief Executive Officer.

Equity Compensation

Our compensation policies recognize the importance of stock ownership by senior executives and equity-based incentive compensation is an integral part of each executive’s compensation. Our compensation and stock option committee believes that the opportunity for stock appreciation through stock options which vest over time promotes the relationship between long-term interests of executive officers and stockholders. The size of specific options grants takes into account the executive officer’s salary, number of options and the pricing at date of grant for options previously granted, and the contributions to our success.

All option awards to our employees, including executive officers, and to our directors are awarded at the grant date closing price of our stock on The NASDAQ Global Market. We do not have any program, plan or obligation that requires us to grant equity compensation to employees or executive officers on specified dates, although we usually make annual grants to existing officers and employees during the first quarter of each fiscal year and to new hires upon commencement of their employment. Authority to make equity grants to non-executive employees rests with our compensation and stock option committee and with respect to executive officers the committee makes recommendations to the full board of directors for final approval. The committee does consider recommendations of the Chief Executive Officer in all such decisions, except for compensation of the Chief Executive Officer.

The value of the shares subject to the 2006 option grants to executive officers is reflected in the “Summary Compensation Table” table below and further information about these grants is reflected in the “Grants of Plan-Based Awards” table below.

Our 2002 Equity Incentive Plan authorizes us to grant options to purchase shares of our common stock to employees, directors and consultants. Our compensation and stock option committee is the administrator of the stock option plan. Stock option grants are considered annually, at the commencement of employment and, occasionally, following a significant change in job responsibilities or to meet other special retention or performance objectives. The compensation and stock option committee reviews and approves stock option awards to executive officers based upon its assessment of individual performance, a review of each executive’s existing long-term incentives, and retention considerations. In 2006, certain named executive officers were awarded stock options in the amounts indicated in the section entitled “Grants of Plan Based Awards.”

Our 2002 Equity Incentive Plan permits the awards of restricted stock. Restricted stock awards were granted to two executive officers in 2006 in the amounts indicated in the section entitled “Grants of Plan-Based Awards.”

Our 1997 Employee Stock Purchase Plan, or the Purchase Plan, provides our employees, including our executive officers, with the opportunity to purchase our common stock through accumulated payroll deductions. Amounts deducted and accumulated for the participating employee’s account are used to purchase shares of our common stock on the last trading day of each purchase period at a price of 85% of the lower of the fair market value of the common stock at the beginning of the offering period and the end of the purchase period without interest. Participating employees may end their participation at any time during an offering period, and they will be paid their payroll deductions accumulated to that date. Participation ends automatically upon termination of employment and payroll deductions credited to the participating employee’s account are returned to such employee without interest. In fiscal year 2006, Michael O’Connell purchased 16,603 shares and John Barr purchased 6,887 shares under the Purchase Plan. The remaining named executive officers did not purchase shares under the purchase plan in fiscal year 2006.

Cash Bonuses Under Our Management by Objectives Program

Cash bonuses for executive officers and all other employees are determined under our management by objectives program, or MBO, which is approved annually by the Board of Directors. The MBO plan establishes annual corporate goals and a target bonus for all employees, including each executive officer, which is a percentage of base salary. For example, for the last fiscal year, the Board of Directors set the following corporate goals: raising additional capital, attaining a certain progress level with APF530 Phase III clinical trials, and attaining partnering objectives. The percentages are currently 35% for Michael O’Connell, President and Chief Executive Officer, 35% for John Barr, Ph.D., Vice President, Research and Development, and 25% for Anastassios Retzios, Ph.D., Vice President, Clinical Development. No other executive officer currently participates in the MBO plan. The purpose of the plan is to articulate and highlight those top priority goals for the company’s development and commercialization of its product pipeline and to translate business goals into individual accountabilities by linking performance to compensation. The percentage of the target bonus that is paid is dependent upon the percentage achievement of corporate goals. Officers only get paid bonuses upon achievement of corporate goals, therefore bonuses paid were reflective of achievement of the corporate goals. The MBO goals for 2006 were approved by the compensation and stock option committee on March 8, 2006. At its January 16, 2007 meeting, the compensation and stock option committee determined that 20.5% of the total goals were achieved in the past fiscal year; therefore, the Company’s executive officers received 20.5% of their target bonus for the past fiscal year. Bonuses earned by the executive officers for achieving a percentage of the 2006 corporate goals were paid in January 2007. The MBO goals for 2007 include raising additional capital, attaining further progress with the APF530 Phase III trial and obtaining marketing partners for some of our product candidates. We believe these goals are challenging, but many are achievable.

Other Benefits

Executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life, disability, and accidental death and dismemberment insurance and our 401(k) plan, in each case on the same basis as other employees. There were no special benefits or perquisites provided to any executive officer in 2006.

Change of Control Arrangements

On March 23, 2005, we entered into change of control arrangements with Dr. Barr and Mr. O’Connell. Our board of directors approved these change of control arrangements in order to mitigate some of the risk that exists for executives and scientists working in a biopharmaceutical company at our current stage of development, an environment where future success depends on successful research and development and where there is a meaningful likelihood that we may be acquired if our research and development efforts succeed. These arrangements are intended to attract and retain qualified executives and scientists that have alternatives that may appear to them to be less risky absent these arrangements, and to mitigate a potential disincentive to consideration and execution of an acquisition, particularly where the services of these executive officers and scientists may not be required by the acquirer. For quantification of these severance and change of control benefits, please see the discussion under “Potential Payments Upon Termination or Change in Control” below.

Compensation of Current Chief Executive Officer and Chief Financial Officer

On October 9, 2006, Michael O’Connell, our President and Chief Executive Officer began a temporary leave of absence for medical reasons. Effective that same date, our Board of Directors appointed Gregory Turnbull to serve as President and Chief Executive Officer until Mr. O’Connell’s return. In connection with his part-time service as President and Chief Executive Officer, Mr. Turnbull is being compensated at an annual rate of $180,000. He continues to receive compensation for his service as a director at the rate payable to our outside directors. Additionally, on October 9, 2006, Mr. Turnbull was granted an option to purchase 65,000 shares of our common stock. The option will vest and become exercisable on the earlier of April 9, 2007, or the last day of Mr. Turnbull’s service as President and Chief Executive Officer.

On September 27, 2006, our Board of Directors approved the appointment of Stephen Whiteford to serve as our Vice President, Finance and Chief Financial Officer for an unspecified interim period, during which we would continue our search for a permanent Chief Financial Officer. Mr. Whiteford is being compensated at an annual rate of $215,000. Mr. Whiteford also received 15,000 shares of restricted stock, which restrictions lapsed on March 31, 2007.

Executive Summary of 2006 Compensation

In fiscal 2006, we continued to apply the compensation principles described above in determining the compensation of our named executive officers, including our Chief Executive Officer. Our decisions were made in the context of uncertainties surrounding our drug development efforts and represent only modest increases in the base salaries and low performance-based component of the overall compensation.

In summary, the compensation decisions which covered the 2006 fiscal year for the named executive officers were as follows:

•  We increased average annual base salaries for the named executive officers by approximately 5.4% on September 1, 2005 and by approximately 4.2% on September 1, 2006. Current annual base salary for Mr. O’Connell is $357,000 and for Dr. Barr is $252,000, although Mr. O’Connell is not currently paid his salary while on medical leave.

•  Performance-based pay represented 7.2% of the total compensation actually paid to the named executive officers for fiscal 2006.

Accounting and Tax Considerations

Effective January 1, 2006, we adopted the fair value recognition provisions of FASB Statement No. 123 (revised 2004), “Share-Based Payment”, or SFAS No. 123R. Under SFAS No. 123R, we are required to estimate and record an expense for each award of equity compensation over the vesting period of the award. Although we assessed the desirability of granting shares of restricted stock to our executive officers and employees in lieu of stock option grants in light of the accounting impact of SFAS No. 123R, we ultimately determined to retain its stock option granting program as the main component of its long-term compensation program as that program helps to align management performance with stockholder goals. Accounting rules also require us to record cash compensation as an expense at the time the obligation is incurred.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code limits the tax deductibility by a corporation of compensation in excess of $1 million paid to any of its five most highly compensated executive officers. However, compensation which qualifies as “performance-based” is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by stockholders. The compensation and stock option committee does not presently expect total cash compensation payable for salaries to exceed the $1 million limit for any individual executive. Having considered the requirements of Section 162(m), the compensation and stock option committee believes that stock option grants to date meet the requirement that such grants be “performance-based” and are, therefore, exempt from the limitations on deductibility. The compensation and stock option committee will continue to monitor the compensation levels potentially payable under our cash compensation programs, but intends to retain the flexibility necessary to provide total cash compensation in line with competitive practice, our compensation philosophy and its best interests.

Summary Compensation Table

The following table sets forth information concerning compensation earned for services rendered to us by all persons serving as principal executive officer and principal financial officer during fiscal year 2006, and one other most highly compensated executive officer whose salary and bonus for the fiscal year 2006 exceeded $100,000. We refer to these five executive officers as our named executive officers.

Name And Principal Position(s)	Year	Salary	Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)	Total
Michael O’Connell(4) President and Chief Executive Officer	2006	$345,296	$21,111	$53,763	$24,775	$17,400	$462,345

Gregory Turnbull(5) President and Chief Executive Officer	2006	38,077	5,072	48,335	—	30,584	122,068

Gordon Sangster(6) Former Chief Financial Officer and Vice President Finance	2006	147,869	—	2,532	—	11,913	162,314

Stephen Whiteford(7) Chief Financial Officer and Vice President Finance	2006	66,988	3,351	—	—	1,488	71,827

John Barr Vice President, Research and Development	2006	239,608	10,555	16,602	17,192	14,400	298,357

(1)

The value of the stock and option awards has been computed in accordance with Statement of Financial Standards (SFAS) No. 123R, “Share-Based Payment,” which requires that we recognize as compensation expense the value of all stock-based awards, including stock options, granted to employees in exchange for services over the requisite service period, which is typically the vesting period, excluding forfeiture assumptions. For more information, see Note 2 in the Notes to the Financial Statements contained in our Annual Report on Form 10-K filed with the SEC on March 30, 2007.

(2)

The amounts listed were earned in 2006 and paid in January 2007, and reflect cash awards to the named individuals under the MBO program, which is described in the section titled “Elements of Compensation” in the Compensation Discussion and Analysis.

(3)

The stated amounts include a travel allowance and our matching contributions to our 401(k) Plan. We made matching cash contributions equal to 50% of each participant’s contribution during the plan year up to a maximum amount equal to the lesser of 3% of each participant’s annual compensation or $6,600. Mr. Turnbull does not participate in our 401(k) Plan and does not receive a travel allowance.

(4)	Mr. O’Connell began a temporary medical leave of absence as of October 9, 2006.

(5)

Mr. Turnbull became our President and Chief Executive Officer in October 2006. Prior to serving as President and Chief Executive Officer Mr. Turnbull served as an independent director of the board. Compensation earned by Mr. Turnbull for his services as a director in 2006 and included in the summary compensation table include a restricted stock award valued at $5,072, option awards of $14,326, and director fees, reflected above in all other compensation, amounting to $9,000 paid in common stock and $21,584 paid in cash.

(6)	Mr. Sangster resigned as Vice President of Finance and Chief Financial Officer in August 2006.

(7)	Mr. Whiteford joined us in September 2006 as Vice President, Finance and Chief Financial Officer.

Grants of Plan-Based Awards in Fiscal 2006

The following table sets forth certain information regarding grants of plan-based awards to the named executive officers during fiscal year 2006.

Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)	All Other Stock Awards: Number of Shares of Stock or Units (#)(2)		All Other Option Awards: Number of Securities Underlying Options (#)(3)		Exercise or Base Price of Options Awards ($/Sh)		Grant Date Fair Value of Stock and Option Awards ($)(4)
		Target ($)
Michael O’Connell	1/10/06 1/10/06	$120,854	—		— 45,000		$	— 1.60	$	— 71,829

Gregory Turnbull	5/31/06 5/31/06 10/09/06	— — —	— 5,000 —	(5)	10,000 — 65,000	(5) (6)		1.74 — 1.15		17,360 8,650 74,575

Gordon Sangster(7)	1/10/06	61,350	—		—			—		—

Stephen Whiteford	12/15/06	—	—		15,000			—		22,200

John Barr	1/10/06 1/10/06	83,863 —	— —		— 35,000			— 1.60		— 55,867

(1)

Amounts represent performance target awards under the MBO plan as described in the section titled “Elements of Compensation” in Compensation Discussion and Analysis. Awards of up to 100% of the target could be awarded for reaching 100% of corporate goals, and amounts significantly below target could be awarded if corporate goals are not met. None of the named executive officers are guaranteed an MBO award. The actual amount of the MBO award for 2006 performance is shown in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.” Mr. Whiteford and Mr. Turnbull do not participate in the MBO plan and Mr. Sangster was ineligible to participate as he was not employed as of December 31, 2006.

(2)

The amounts listed reflect the number of shares of stock granted to each named executive officer pursuant to our 2002 Equity Incentive Plan and are described in the Outstanding Equity Awards at Fiscal Year-End Table below.

(3)	The amounts listed reflect stock options granted under our 2002 Equity Incentive Plan and are described in the Outstanding Equity Awards at Fiscal Year-End Table below.

(4)

The grant date fair value of the stock and option awards has been computed in accordance with Statement of Financial Standards (SFAS) No. 123R, “Share-Based Payment,” which requires that we recognize as compensation expense the value of all stock-based awards, including stock options, granted to employees in exchange for services over the requisite service period, which is typically the vesting period. For more information, see Note 2 to the Financial Statements contained in our Annual Report on Form 10-K filed with the SEC on March 30, 2007.

(5)	The amounts listed reflect compensation earned by Mr. Turnbull for his services as a director.

(6)

Upon his employment, Mr. Turnbull received the option to purchase 65,000 shares of our Common Stock of the Company with a grant price of $1.15, which was the closing price of the Company’s Common Stock on The NASDAQ Global Market on the grant date.

(7)

Mr. Sangster resigned as Chief Financial Officer and Vice President Finance in September 2006. As a result, he has no outstanding stock or option awards and was ineligible to participate in the MBO program.

Outstanding Equity Awards at Fiscal Year-End

The following table shows information regarding outstanding equity awards at December 31, 2006 for our named executive officers.

	Option Awards								Stock Award
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#)(1) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units or Stock that Have Not Vested ($)
Michael O’Connell	10,313		34,687		$1.600	01/10/16	50,000	(2)	$68,500
	36,458		13,542		2.450	01/14/14	—		—
	39,167		833		1.070	01/23/13	—		—
	100,000		—		2.450	02/13/12	—		—
	25,000		—		3.125	01/25/11	—		—
	150,000		—		3.125	08/08/10	—		—
	30,000		—		4.625	12/16/08	—		—
	60,000		—		4.188	10/20/08	—		—
	20,000		—		6.375	01/13/08	—		—
	40,000		—		7.375	05/21/07	—		—

Gregory Turnbull	—		10,000	(3)	1.740	05/31/16	5,000	(4)	6,850
	—		65,000	(5)	1.150	10/09/16	—		—
	10,000	(3)	—		1.600	05/25/15	—		—
	10,000	(3)	—		2.939	05/25/14	—		—
	10,000	(3)	—		1.210	05/28/13	—		—
	10,000	(3)	—		2.340	05/22/12	—		—
	10,000	(3)	—		2.950	05/06/11	—		—
	10,000	(3)	—		3.500	07/31/10	—		—
	10,000	(3)	—		5.875	06/16/09	—		—
	10,000	(3)	—		6.813	06/10/08	—		—
	10,000	(3)	—		7.750	06/18/07	—		—

Gordon Sangster	—		—		—	—	—		—

Stephen Whiteford	—		—		—	—	15,000	(6)	20,550

John Barr	8,021		26,979		1.600	01/10/16	25,000	(2)	34,250
	18,229		6,771		2.450	01/14/14	—		—
	7,344		156		1.070	01/23/13	—		—
	12,500		—		1.440	08/22/12	—		—
	35,000		—		2.000	08/21/11	—		—
	20,000		—		2.875	10/27/10	—		—
	30,000		—		3.344	08/01/10	—		—
	10,000		—		4.625	12/16/08	—		—
	15,000		—		4.188	10/20/08	—		—
	15,000		—		6.000	06/23/08	—		—
	10,000		—		8.000	07/14/07	—		—

(1)	All unvested options vest monthly over the first four years of the ten-year option term, except where noted.

(2)	Stock award that fully vests March 23, 2009.

(3)	Options granted for director compensation that fully vest one year from the date of grant.

(4)	Stock award received as director compensation that fully vests May 31, 2007.

(5)	One time grant upon appointment as President and Chief Executive Officer that fully vests April 9, 2007.

(6)	Stock award fully vested March 31, 2007.

All stock and option awards reported in summary compensation table, and where applicable the director compensation table, are repeated in the outstanding equity awards table. This does not constitute additional compensation to the named executive officers.

Option Exercises and Stock Vested

The following table sets forth information regarding options exercised and shares of common stock acquired upon vesting by our named executive officers during 2006.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)
Michael O’Connell	—	$—	—	$—
Gregory Turnbull	—	—	—	—
Gordon Sangster	6,719	1,694	—	—
Stephen Whiteford	—	—	—	—
John Barr	—	—	—	—

401(k) Plan

We have established and maintain a retirement savings plan under section 401(k) of the Internal Revenue Code to cover our eligible employees. The Internal Revenue Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a tax deferred basis through contributions to a 401(k) plan. Our 401(k) plan is qualified under Section 401(a) of the Internal Revenue Code and its associated trust is exempt from federal income taxation under Section 501(a) of the Internal Revenue Code. Our 401(k) plan permits us to make matching contributions on behalf of eligible employees, and we currently make these matching contributions up to a maximum amount equal to the lesser of 3% of each participant’s annual compensation or $6,600.

Pension Benefits

We do not have a defined benefit plan. Our named executive officers did not participate in, or otherwise receive any special benefits under, any pension or retirement plan sponsored by us during the year ended December 31, 2006.

Nonqualified Deferred Compensation

During the year ended December 31, 2006, our named executive officers did not contribute to, or earn any amounts with respect to, any defined contribution or other plan sponsored by us that provides for the deferral of compensation on a basis that is not tax-qualified.

Potential Payments Upon Termination or Change in Control

On March 23, 2005, we entered into a change of control agreement with Dr. Barr. This agreement provides that if Dr. Barr’s employment is terminated by us without good cause within 12 months after we undergo a change of control, as such terms are defined in his agreement, he shall receive his annual base salary in effect on the date of termination, the average of any bonus paid during each of the three 12-month periods prior to termination, and the vesting in full of all of his unvested options. Such salary and bonus payments shall be paid in twelve equal monthly increments. In addition, upon a change of control, all restrictions on his restricted stock shall lapse.

On March 23, 2005, we entered into an amended and restated retention agreement with Mr. O’Connell. This agreement provides that if Mr. O’Connell’s full-time employment with us is terminated without cause or if he terminates his employment for good reason, as such terms are defined in his agreement, then, subject to his entering into a release with us, Mr. O’Connell shall remain employed by us as a part-time employee for a period of 24 months. During this 24-month period, Mr. O’Connell shall receive his base salary in effect on the date of termination, with 50% of such salary payable in an initial lump sum payment and the remaining 50% payable in accordance with our normal payroll practices over the 24 months. He shall also receive an annual bonus for the 24-month period that is equal to the bonus paid to Mr. O’Connell during the immediately preceding 12-month period as well as continued vesting of Mr. O’Connell’s options during such 24-month period. Upon a change of control, as such term is defined in his agreement, followed by the termination of Mr. O’Connell’s employment without cause or his termination of his employment for good reason, all of Mr. O’Connell’s unvested options shall vest in full. In addition, upon a change of control, all restrictions on his restricted stock shall lapse.

The following table sets forth information regarding potential payments to the named executive officers if the change of control payments were triggered on December 31, 2006.

Name	Base Salary ($)	Bonus ($)	Value of Shares Previously Unvested ($)(1)	Value of Restricted Stock Previously Subject to Repurchase ($)(2)
Michael O’Connell(3)	$714,000	$49,550	$0	$68,000
John Barr(4)	252,000	34,302	0	34,000

(1)	The dollar value of unvested stock options was calculated using the closing market price of the Company’s common stock on December 29, 2006, which was lower than the exercise price of these options.

(2)	The dollar value of restricted stock, net of consideration paid by the named executive officer, was calculated using the closing market price of the Company’s common stock on December 29, 2006.

(3)	Based on 99,062 shares of unvested stock options and 50,000 shares of restricted stock as of December 31, 2006.

(4)	Based on 80,701 shares of unvested stock options and 25,000 shares of restricted stock as of December 31, 2006.

Equity Compensation Plan Information

The table below discloses the following information as of December 31, 2005 with respect to A.P. Pharma’s equity compensation plans that have been approved by stockholders and plans that have not been approved by stockholders.

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options	Weighted- Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	2,006,721	$2.75	483,297
Equity compensation plans not approved by security holders	182,500	1.83	56,041
Total	2,189,221	2.67	539,338

In October 2000, the Company adopted the Non-Qualified Stock Plan, which has not been approved by A.P. Pharma’s stockholders. The Non-Qualified Stock Plan will expire in 2010. Under the Non-Qualified Stock Plan, awards may be granted as a material inducement to any person accepting employment or consultancy with the Company or an employee of the Company who is not an officer or director of the Company at the time of the award. The Non- Qualified Stock Plan provides for the discretionary award of options, restricted stock and stock purchase rights or any combination of these awards to an eligible person, provided, however, that only NQOs may be granted under the plan. Under the Non-Qualified Stock Plan, the term of any NQO granted may not exceed 10 years, and the exercise price of any such NQO must be at least 85% of the fair market value of the Common Stock at the date of grant. Options generally vest on a monthly basis over a period of four years.

Director Compensation

Each director who is not an employee (a “non-employee director”) is eligible to receive compensation for his services as a member of our board of directors or any of its committees. The following compensation policies are effective as of May 31, 2006.

Each non-employee director receives an annual cash retainer of $15,000. In addition, each nonemployee director receives a cash payment of $2,000 for each board of directors meeting attended in person or $1,000 for each board of directors meeting attended via teleconference. Each member of the audit committee, finance committee, nominating and governance committee and compensation and stock option committee will receive $1,000 for attending each meeting of the committee in person and $500 for attending each meeting of the committee via teleconference; provided, however, that per meeting fees will not be paid for meetings held on the same day as another committee or board meeting for which a fee is paid. In addition, the committee chairs receive the following annual cash retainers:

•  audit committee chair: $5,000

•  finance committee chair: $2,000

•  compensation and stock option committee chair: $2,000

•  nominating and governance committee chair: $1,000

Each director receives annually an option to acquire 10,000 shares of our common stock upon re-election at the annual stockholders meeting with the exercise price equal to the fair market value of our stock, as reflected by the closing price of our stock on the grant date. The options fully vest on the earlier of the one year anniversary date or the next year’s annual stockholders meeting date.

In 2006, each director received a restricted stock award of 5,000 shares upon re-election at the annual stockholder meeting. The restrictions lapse on the earlier of the one year anniversary date or the next year’s annual stockholder meeting date.

Prior to May 31, 2006 all director fees were paid quarterly in shares of common stock based on the closing market price on the last day of the quarter.

The following table shows for the fiscal year 2006 certain information with respect to the compensation of all of our non-employee directors.

Name(1)	Fees Earned or Paid in Cash	Stock Awards(2)	Option Awards(2)	All Other Compensation(3)	Total
Stephen Drury(4)	$—	$—	$4,147	$6,500	$10,647
Paul Goddard(5)	—	—	22,467	61,500	83,967
Peter Riepenhausen(6)	13,250	5,072	14,326	7,500	40,148
Toby Rosenblatt(7)	18,500	5,072	14,326	9,000	46,898
Arthur Taylor(8)	11,500	—	2,112	—	13,612
Dennis Winger(9)	10,000	5,072	14,326	8,500	37,898
Robert Zerbe(10)	13,750	5,072	19,027	14,000	51,849

(1)

Michael O’Connell is not included in this table as he receives no compensation for his services as a director. The compensation received by Mr. O’Connell as an employee is shown in the Summary Compensation Table. Mr. Turnbull is not included in this table. The compensation received by Mr. Turnbull as an employee and director is shown in the Summary Compensation Table.

(2)

The value of the stock and option awards has been computed in accordance with Statement of Financial Standards (SFAS) No. 123R, “Share-Based Payment,” which requires that we recognize as compensation expense the value of all stock-based awards, including stock options, granted to employees in exchange for services over the requisite service period, which is typically the vesting period. For more information, see Note 2 in the Notes to the Financial Statements contained in our Annual Report on Form 10-K filed with the SEC on March 30, 2007.

(3)	All other compensation includes fees earned and paid in shares of common stock, and consulting fees where noted.

(4)	Mr. Drury did not stand for re-election in 2006. He has no stock options or restricted stock awards outstanding as of December 31, 2006.

(5)

Dr. Goddard received $61,500 for consulting services during 2006. He received no other compensation as chairman of the board of directors in 2006. He has 50,000 shares of restricted stock and 345,000 options outstanding as of December 31, 2006.

(6)	Mr. Riepenhausen has 5,000 shares of restricted stock and 70,000 options outstanding as of December 31, 2006.

(7)	Mr. Rosenblatt has 5,000 shares of restricted stock and 100,000 options outstanding as of December 31, 2006.

(8)	Mr. Taylor joined the Board in August 2006 and received a one time stock option grant of 25,000 shares of common stock. He has no other awards or options outstanding as of December 31, 2006.

(9)	Mr. Winger resigned from the board in 2006. He has 5,000 shares of restricted stock and 100,000 options outstanding as of December 31, 2006.

(10)

Dr. Zerbe received $7,000 for consulting services during 2006, which is included in all other compensation. He has 5,000 shares of restricted stock and 55,000 options outstanding as of December 31, 2006.

REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE

The compensation and stock option committee of the Board of Directors (the “Committee”) is responsible for establishing compensation policies applicable to the Company’s executive officers and, pursuant to such policies, determining the compensation payable to the Company’s Chief Executive Officer and other executive officers of the Company, report annually to the Company’s stockholders on executive compensation matters, administer the Company’s equity-based compensation plans, and take or cause to be taken such other actions and address such other matters as the Board may from time to time authorize the Committee to undertake or assume responsibility for.

The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on these reviews and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and this annual meeting proxy statement on Schedule 14A.

Compensation and Stock Option Committee

Peter Riepenhausen

Toby Rosenblatt

The Committee report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under these acts.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors is comprised solely of independent directors as defined under the listing standards of The NASDAQ Global Market and operates under a written charter adopted by the Board of Directors. The Audit Committee, on behalf of the Board of the Directors, provides general oversight of the Company’s financial accounting and reporting process, including the system of internal control. The Audit Committee also oversees and evaluates the performance of the Company’s independent auditors and provides an open avenue of communication among the independent auditors, financial and senior management and the Board of Directors.

The Company’s management has primary responsibility for preparing the Company’s financial statements and for the Company’s financial reporting process including the system of internal control. The Company’s independent auditors are responsible for expressing an opinion on the conformity of the Company’s audited financial statements to accounting principles generally accepted in the United States of America.

In this context and in connection with the audited financial statements contained in the Company’s 2006 Annual Report on Form 10-K, the Audit Committee:

•  reviewed the audited financial statements with the Company’s management, including a discussion of the quality of the accounting principles. In addition, the Committee met with management and the Company’s auditors on a quarterly basis, to review the quarterly financial statements prior to their release;

•  discussed with the Company’s independent auditors, their judgment as to the quality of the Company’s accounting principles, as well as certain matters related to the conduct of the audit, as required by Statement of Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90, Communication with Audit Committees;

•  met with the independent auditors, with and without management present, to discuss the results of their audit and the overall quality of the Company’s financial reporting;

•  reviewed the written disclosures and the letter from the independent auditors required by Independence Standard Board Standard No. 1, “Independence Discussions with Audit Committees,” and discussed with the auditors their independence from the Company, and concluded that the non-audit services performed by the independent auditors are compatible with maintaining their independence;

•  instructed the independent auditors that the Committee expects to be advised if there are any subjects that require special attention.

Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements for the fiscal year ended December 31, 2006 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the SEC, and the Board of Directors approved such inclusion. The Audit Committee has also selected Odenberg, Ullakko, Muranishi & Co. LLP as the Company’s independent registered public accountants to audit the financial statements of the Company for the fiscal year ending December 31, 2006. If the stockholders fail to ratify the selection of Odenberg, Ullakko, Muranishi & Co., LLP, the Audit Committee will consider replacing the auditor.

Audit Committee

Peter Riepenhausen

Toby Rosenblatt

Arthur Taylor

Recommendation of the Board

THE BOARD RECOMMENDS A VOTE “FOR” PROPOSAL ONE.

PROPOSAL TWO

APPROVAL OF THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION

TO EFFECT A REVERSE STOCK SPLIT

Introduction

The Board has approved an amendment to the Company’s Certificate of Incorporation to effect a reverse stock split of the Company’s outstanding shares of common stock at a ratio within a range of 1:2 to 1:4. The Board or a Committee of the Board will decide the exact amount of the split within this range. The stockholders are being asked to approve this proposed amendment. The reverse split will take effect, if at all, after it is approved by the stockholders of the Company holding a majority of the shares of Common Stock outstanding and after filing the amendment with the Secretary of State of the State of Delaware (the “Effective Date”). Even if the reverse split is approved by the stockholders it is within the discretion of the Board or a Committee of the Board not to carry out the reverse split or to delay carrying out the reverse split. The form of amendment to the Company’s Certificate of Incorporation is attached as Annex A.

Background

Our common stock is currently quoted on The NASDAQ Global Market. In order for our Common Stock to continue to be quoted on The NASDAQ Global Market, we must satisfy various listing maintenance standards established by NASDAQ. Among other things, our Common Stock held by persons other than officers, directors and beneficial owners of greater than 10% of our total outstanding shares, often referred to as the public float, must have an aggregate market value of at least $5 million. Additionally, at least 400 persons must own at least 100 shares and our Common Stock must have a minimum bid price of at least $1.00 per share.

If we are unable to meet The NASDAQ Global Market requirements, our Common Stock may be transferred to The NASDAQ Capital Market. In order for our common stock to be quoted on The NASDAQ Capital Market, we must satisfy various listing maintenance standards established by NASDAQ. Among other things, our Common Stock must have a public float of at least $1 million. Additionally, at least 300 persons must own at least 100 shares, and our Common Stock must have a minimum bid price of at least $1.00 per share. If we were not able to meet these requirements for listing on The NASDAQ Capital Market, our Common Stock would trade on the OTC Bulletin Board or in the “pink sheets” maintained by the National Quotation Bureau.

Under NASDAQ’s listing maintenance standards for either The NASDAQ Global Market or Capital Market, if the closing bid price of our Common Stock is under $1.00 per share for 30 consecutive business days and does not thereafter reach $1.00 per share or higher for a minimum of ten consecutive business days during the 90 calendar days (the “grace period”) following notification by NASDAQ, NASDAQ may delist our Common Stock from trading. If a delisting from The NASDAQ Global Market were to occur, and our Common Stock did not qualify for trading on The NASDAQ Capital Market, our Common Stock would trade on the OTC Bulletin Board or in the “pink sheets.” Such alternatives are generally considered to be less efficient markets and not as broad as The NASDAQ Global Market or The NASDAQ Capital Market.

Our stock has traded below $1.00 for eight days over the past eight months. While we are still in compliance with the applicable NASDAQ Global Market listing requirements, the Board considered the potential harm to the Company of a delisting from The NASDAQ Global Market and determined that a reverse stock split was the best way of maintaining compliance with NASDAQ’s minimum bid price listing standard. Accordingly, the Board adopted resolutions, subject to approval by our stockholders, to amend our Certificate of Incorporation to effect a reverse stock split of our outstanding shares of Common Stock at a ratio within a range of 1:2 to 1:4, with the exact split within that range to be set by the Board or a Committee of the Board. The Board or a Committee of the Board may also decide, even after stockholder approval, not to proceed with the reverse stock split.

Purpose and Material Effects of Proposed Reverse Split

One of the key requirements for continued listing on The NASDAQ Global Market or Capital Market is that our Common Stock must maintain a minimum bid price above $1.00 per share. We believe that the reverse split will improve the price level of our Common Stock so that we are able to maintain compliance with The NASDAQ minimum bid price listing standard. We also believe that the higher share price could help generate interest in the Company among investors. Furthermore, we believe that maintaining our NASDAQ listing, may provide us with a broader market for our Common Stock. A reverse split will also increase the number of authorized but unissued shares which could help facilitate future equity offerings of our stock.

However, the effect of the reverse split upon the market price for our Common Stock cannot be predicted, and the history of similar reverse stock splits for companies in like circumstances is varied. The market price per share of our Common Stock after the reverse split may not rise in proportion to the reduction in the number of shares of our Common Stock outstanding resulting from the reverse split. The market price per post-reverse split share may not either exceed or remain in excess of the $1.00 minimum bid price as required by NASDAQ, or otherwise meet the requirements of NASDAQ for continued inclusion for trading on The NASDAQ Global Market or The NASDAQ Capital Market, including the applicable minimum public float requirement. The market price of our Common Stock may also be based on our performance and other factors, some of which may be unrelated to the number of shares outstanding.

The reverse split will affect all of our stockholders uniformly and will not affect any stockholder’s percentage ownership interests in our company or proportionate voting power, except to the extent that the reverse split results in any of our stockholders owning a fractional share. In lieu of issuing fractional shares, each holder of Common Stock who would otherwise have been entitled to a fraction of a share upon surrender of such holder’s certificates will be entitled to receive a cash payment, without interest, determined by multiplying (i) the fractional share interest to which the holder would otherwise be entitled, after taking into account all shares of Common Stock then held on the record date by the holder, and (ii) the average closing sale price of shares of Common Stock for the 10 trading days immediately prior to the Effective Date or, if no such sale takes place on such days, the average of the closing bid and asked prices for such days, in each case as officially reported by NASDAQ.

The principal effect of the reverse split will be that (i) the number of shares of Common Stock issued and outstanding will be reduced from 25,438,663 shares as of March 31, 2006 to approximately 6,359,666 to 12,719,331 shares, depending on the split ratio chosen by the Board or the Committee of the Board, (ii) all outstanding options entitling the holders thereof to purchase shares of Common Stock will enable such holders to purchase, upon exercise of their options, one-half to one-fourth of the number of shares of Common Stock which such holders would have been able to purchase upon exercise of their options immediately preceding the reverse split at an exercise price equal to two to four times the exercise price specified before the reverse split, resulting in the same aggregate price being required to be paid therefor upon exercise thereof immediately preceding the reverse split, and (iii) the number of shares reserved for issuance pursuant to our 1992 Stock Plan, 2002 Equity Incentive Plan, 1997 Employee Stock Purchase Plan and Non-Qualified Plan will be reduced to one-half to one-fourth of the number of shares currently included in each such plan.

The reverse split will not affect the par value of our Common Stock. As a result, on the effective date of the reverse split, the stated capital on our balance sheet attributable to the common stock will be reduced to one-half to one-fourth of its present amount, depending on the exact amount of the split, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of our common stock will be retroactively increased for each period because there will be fewer shares of our Common Stock outstanding.

The amendment will not change the terms of our Common Stock. The shares of new Common Stock will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the Common Stock now authorized. We do not anticipate that the reverse stock split will result in any material reduction in the number of holders of Common Stock. Each stockholder’s percentage ownership of the new common stock will not be altered except for the effect of eliminating fractional shares. The Common Stock issued pursuant to the reverse split will remain fully paid and non-assessable. The reverse split is not intended as, and will not have the effect of, a “going private transaction” covered by Rule 13e-3 under the Securities Exchange Act of 1934. We will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934.

Because our authorized Common Stock will not be reduced, the overall effect will be an increase in authorized but unissued shares of Common Stock as a result of the reverse stock split. These shares may be issued by our Board in its discretion. Any future issuances will have the effect of diluting the percentage of stock ownership and voting rights of the present holders of Common Stock.

While the Board believes it advisable to authorize and approve the reverse stock split for the reasons set forth above, the Board is aware that the increase in the number of authorized but unissued shares of Common Stock may have a potential anti-takeover effect. Our ability to issue additional shares could be used to thwart persons, or otherwise dilute the stock ownership of stockholders seeking to control the Company. The reverse stock split is not being recommended by the Board as part of an anti- takeover strategy.

Certain Effects of the Reverse Split

Stockholders should recognize that if the reverse split is effected they will own fewer shares than they presently own. As a result of the split, stockholders will own between one-half to one-fourth the number of shares of common stock they own immediately prior to the split, depending upon the exact amount of the split chosen by our Board or Committee. The reverse split will have no effect on the number of our currently authorized but unissued shares of preferred stock. While we expect that the reverse split will result in an increase in the market price of our Common Stock, the reverse split may not increase the market price of our Common Stock by a multiple equal to the exchange number or result in the permanent increase in the market price (which is dependent upon many factors, including our performance and prospects). Also, should the market price of our Common Stock decline, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would pertain in the absence of the reverse split. Furthermore, the possibility exists that liquidity in the market for our Common Stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse split. In addition, the reverse split will increase the number of stockholders who own odd lots (less than 100 shares). Stockholders who hold odd lots typically will experience an increase in the cost of selling their shares, as well as possible greater difficulty in effecting such sales. Consequently, the reverse split may not achieve the desired results that have been outlined above.

Procedure for Effecting Reverse Split and Exchange of Stock Certificates

If the reverse split is approved by our stockholders, the reverse stock split would become effective at such time as we file the amendment to our Certificate of Incorporation with the Secretary of State of Delaware, the form of which is attached as Annex A to this proxy statement. Even if the reverse stock split is approved by our stockholders, our Board and a Committee of the Board has discretion not to carry out or to delay in carrying out the reverse stock split if it determines that the reverse split is not necessary to avoid the delisting of our Common Stock from The NASDAQ, based on market prices at the time, or it determines that the reverse split will not be beneficial for any other reason. Upon the filing of the amendment, all the old Common Stock will be converted into new Common Stock as set forth in the amendment.

As soon as practicable after the Effective Date, stockholders will be notified that the reverse split has been effected. Our transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. We refer to such person as the “exchange agent.” Holders of pre- reverse split shares will be asked to surrender to the exchange agent certificates representing pre-reverse split shares in exchange for certificates representing post-reverse split shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by us. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL REQUESTED TO DO SO. Stockholders whose shares are held by their stockbroker do not need to submit old share certificates for exchange. These shares will automatically reflect the new quantity of shares based on the reverse split. Beginning on the Effective Date, each certificate representing pre- reverse split shares will be deemed for all corporate purposes to evidence ownership of post-reverse split shares.

Fractional Shares

We will not issue fractional certificates for post-reverse split shares in connection with the reverse split. In lieu of issuing fractional shares, each holder of common stock who would otherwise have been entitled to a fraction of a share upon surrender of such holder’s certificates will be entitled to receive a cash payment, without interest, determined by multiplying (i) the fractional share interest to which the holder would otherwise be entitled, after taking into account all shares of Common Stock then held on the Effective Date by the holder, and (ii) the closing sale price of shares of Common Stock for the trading day immediately prior to the Effective Date as adjusted for the split ratio or, if no such sale takes place on such day, the average of the closing bid and asked prices for such day, in each case as officially reported by NASDAQ.

The reduction in the number of outstanding shares due to redemption of fractional shares for cash is not expected to be significant. The decrease in the number of outstanding shares will have no effect on our periodic reporting requirements with the SEC. The decrease in the number of outstanding shares will have no effect on The NASDAQ Global market minimum share listing requirements because we will still have in excess of both The NASDAQ Global Market System 750,000 share minimum requirement and The NASDAQ Capital Market 500,000 share minimum requirement.

Criteria to be Used for Decision to Apply the Reverse Stock Split

In the event that approval for the reverse stock split is obtained, the Board will be authorized to proceed with the reverse split. The Board or a Committee of the Board will consider a number of factors in setting the exact amount of the stock split and whether to not proceed with the stock split including market conditions, existing and expected trading prices of our common stock, The NASDAQ Global Market listing requirements and the amount of our authorized but unissued common stock.

No Dissenter’s Rights

Under the Delaware General Corporation Law, our stockholders are not entitled to dissenter’s rights with respect to our proposed amendment to our charter to effect the reverse split and we will not independently provide our stockholders with any such right.

Federal Income Tax Consequences of the Reverse Split

The following summary of the federal income tax consequences of the reverse stock split is based on current law, including the Internal Revenue Code of 1986, as amended, Treasury Regulations and proposed regulations, court decisions, and current administrative rulings and pronouncements of the Internal Revenue Service, all of which are subject to change, possibly with retroactive effect, and is for general information only. The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder, and the discussion below may not address all the tax consequences for a particular stockholder. For example, foreign, state and local tax consequences are not discussed below. Accordingly, each stockholder should consult his or her tax adviser to determine the particular tax consequences to him or her of a reverse stock split, including the application and effect of federal, state, local and/or foreign income tax and other laws.

Generally, a reverse stock split will not result in the recognition of gain or loss for federal income tax purposes (except to the extent of cash received in lieu of fractional shares). The aggregate adjusted basis of the new shares of common stock will be the same as the aggregate adjusted basis of the common stock exchanged for such new shares, reduced by the amount of the adjusted basis of the common stock exchanged for such new shares that is allocated to the fractional share for which cash is received. The holding period of the new, post-reverse split shares of the common stock resulting from implementation of the reverse stock split will include the stockholder’s respective holding periods for the pre-reverse split shares. A stockholder who receives cash in lieu of a fractional share of new common stock generally will recognize taxable gain or loss equal to the difference, if any, between the amount of cash received and the portion of the stockholder’s aggregate adjusted tax basis in the shares of old common stock allocated to the fractional share. If the shares of old common stock allocated to the fractional shares were held by the stockholder as capital assets, the gain or loss resulting from the payment of cash in lieu of the issuance of a fractional share will be taxed as capital gain or loss. Such capital gain or loss will be short term if the pre-reverse split shares were held for one year or less and long term if held more than one year.

Approval Required

The affirmative vote of the holders of a majority of the outstanding shares of common stock is required to approve the amendment of our Certificate of Incorporation to effect the reverse split of our common stock in the range of 1:2 to 1:4. Abstentions and broker non-votes will not be counted as having been voted on the proposal.

If there are not sufficient votes to approve the proposal at the time of the meeting, the meeting may be adjourned in order to permit further solicitation of proxies by the Board. However, no proxy voted against the proposal will be voted in favor of an adjournment or postponement to solicit additional votes in favor of the proposal.

Recommendation of the Board

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL TWO.

PROPOSAL THREE

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On January 26, 2006, the Company’s independent auditors, Ernst & Young LLP (“E&Y”), advised the Company that E&Y would resign as the Company’s independent registered public accounting firm effective upon the filing by the Company of its Form 10-K annual report for the year ended December 31, 2005.

The reports of Ernst & Young LLP on the financial statements of the Company for the years ended December 31, 2005 and December 31, 2004 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the two most recent fiscal years ended December 31, 2005 and December 31, 2004 there have been no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young LLP, would have caused it to make reference to the subject matter of the disagreements in connection with its report on the financial statements of the Company.

No “reportable events”, as such term is defined in Item 304(a)(1)(v) of Regulation S-K, occurred within the two most recent fiscal years ended December 31, 2005 and December 31, 2004.

On March 31, 2006, the Audit Committee of the Company’s Board of Directors engaged Odenberg, Ullakko, Muranishi & Co. LLP as its independent registered public accounting firm for the year ending December 31, 2006. During the two most recent fiscal years ended December 31, 2005 and December 31, 2004 and the subsequent interim period preceding the new appointment, neither the Company (nor someone on its behalf) has consulted Odenberg, Ullakko, Muranishi & Co. LLP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement or a “reportable event.”

At the Annual Meeting, the stockholders will be entitled to ratify the appointment of Odenberg, Ullakko, Muranishi & Co. LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007. Representatives of Odenberg, Ullakko, Muranishi & Co. LLP are expected to be present at the Annual Meeting and will have the opportunity to make statements if they desire to do so. Such representatives are also expected to be available to respond to appropriate questions.

Auditor Fees and Services

The aggregate fees paid for professional services relating to fiscal 2006 and 2005 for each of the following categories of services are as follows:

	2006	2005
Audit fees(1)	$65,840	$312,996
Tax fees(2)	16,683	23,800
All other fees	—	19,800

(1)	Audit fees include fees for the audit of our financial statements and interim reviews of our quarterly financial statements and consents.

(2)	Tax fees consist of fees for tax compliance and tax advice.

The Board has delegated to the Audit Committee the authority to pre-approve audit-related and non-audit services not prohibited by law to be performed by the Company’s independent auditors and associated fees, provided that the Audit Committee shall report any decision to pre-approve such audit-related or non-audit services and fees to the full Board at its next regular meeting.

The Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve audit-related and non-audit services not prohibited by law to be performed by the Company’s independent auditors and associated fees up to a maximum of $25,000 during 2006, provided that the Chair shall report any decision to pre-approve such audit-related or non-audit services and fees to the full Audit Committee at its next regular meeting.

Approval Required

Ratification of appointment of Odenberg, Ullakko, Muranishi & Co. LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007 requires the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote at the Annual Meeting.

Recommendation of the Board

THE BOARD RECOMMENDS A VOTE “FOR” PROPOSAL THREE.

PROPOSAL FOUR

ADJOURNMENT OF THE ANNUAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF PROPOSAL NO. 2.

At the Annual Meeting and any adjournment or postponement thereof, our stockholders will be asked to consider and vote upon a proposal to adjourn the Annual Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the adoption of the reverse stock split.

Required Vote

The adjournment of the Annual Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the reverse stock split requires the affirmative vote of the holders of a majority of the stock having voting power present in person or by proxy at the Annual Meeting.

Recommendation of the Board

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL FOUR.

FINANCIAL STATEMENTS

The Company’s annual report to stockholders on the Form 10-K for the year ended December 31, 2006, containing audited balance sheets as of December 31, 2006 and 2005 and audited statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2006, is being mailed with this Proxy Statement to Stockholders entitled to notice of the Annual Meeting.

STOCKHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

Under the applicable rules of the SEC, a stockholder who wishes to submit a proposal for inclusion in the Proxy Statement of the Board of Directors for the Annual Meeting of Stockholders to be held in the spring of 2008 must submit such proposal in writing to the Secretary of the Company at the Company’s principal executive offices no later than December 19, 2007. The applicable rules of the SEC impose certain limitations on the content of proposals and also contain certain eligibility and other requirements (including the requirement that the proponent must have continuously held at least $2,000 in market value or 1% of the Company’s Common Stock for at least one year before the proposal is submitted). In addition, if the Company is not notified by March 3, 2008 of a proposal to be brought before the 2008 Annual Meeting by a stockholder, then proxies held by management may provide the discretion to vote against such proposal even though it is not discussed in the proxy statement for such meeting.

OTHER MATTERS

As of the date of this Proxy Statement, the Board does not intend to bring any other business before the Annual Meeting, and so far as is known to the Board, no other matters will be presented to the Annual Meeting. If, however, any other matter is properly presented at the Annual Meeting, it is intended that proxies in the form enclosed with this Proxy Statement will be voted on such matter in accordance with the judgment of the person or persons voting such proxies, unless the proxy otherwise provides.

BY ORDER OF THE BOARD OF DIRECTORS,

Julian N. Stern,

Secretary

Redwood City, California

April 16, 2007

You Are Cordially Invited To Attend The Meeting In Person.

ANNEX A

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION OF

A.P. PHARMA, INC.

A.P. Pharma, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: That Article IV of the Certificate of Incorporation of the Corporation is hereby amended by adding at the end of the paragraph A the following new sentences:

“Effective as of the close of business on the day that the Certificate of Amendment which contains this provision is filed with the Office of the Secretary of State of the State of Delaware (the “Effective Time”), each [two to four] shares of Common Stock issued and outstanding at such time (“Existing Common Stock”) shall be and hereby are automatically reclassified and changed into one share of Common Stock (“New Common Stock”), provided that no fractional shares of New Common Stock shall be issued, and in lieu of a fractional share of New Common Stock to which any holder is entitled, such holder shall receive a cash payment in an amount to be determined by multiplying the fractional share by the fair market value of a share of New Common Stock at the Effective Time (the “Reverse Split”). Shares of Common Stock that were outstanding prior to the Effective Time, and that are not outstanding after and as a result of the Reverse Split, shall resume the status of authorized but unissued shares of Common Stock.

From and after the Effective Time, the term “New Common Stock” as used in this Article IV shall mean Common Stock as provided in this Certificate of Incorporation. The par value of the New Common Stock shall be $0.01 per share.”

SECOND: The foregoing Certificate of Amendment has been duly adopted by this Corporation’s Board of Directors and stockholders in accordance with the provisions the Corporation’s Certificate of Incorporation and with the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation.

IN WITNESS WHEREOF, said Corporation has caused this Certificate of Amendment to be executed by its duly authorized person this      day of May, 2007.

Gregory Turnbull, President and Chief Executive Officer

A-1

A.P. PHARMA, INC.

Proxy Solicited by the Board of Directors

for the Annual Meeting of Stockholders

to be held May 23, 2007

The undersigned hereby appoints Paul Goddard, Gregory Turnbull and Stephen Whiteford, or any of them, each with full power of substitution, as the proxyholder(s) of the undersigned to represent the undersigned and vote all the shares of the Common Stock of A.P. Pharma, Inc. (the “Company”), which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the corporate offices at 123 Saginaw Drive, Redwood City, California at 9:00 a.m., local time, on May 23, 2007, and at any adjournments or postponements of such meeting, as stated on the reverse side.

The Board of Directors recommends that you vote FOR the proposals on the reverse side. This proxy, when properly executed, will be voted in the manner directed. WHEN NO CHOICE IS INDICATED THIS PROXY WILL BE VOTED FOR THE FOLLOWING PROPOSALS. This proxy may be revoked by the undersigned at any time, prior to the time it is voted, by any of the means described in the accompanying proxy statement.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE.

Telephone and Internet Voting Instructions

You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

To vote using the Telephone (within U.S. and Canada)	To vote using the Internet
Call toll free 1-800-652-VOTE (8683) in the United States or	Go to the following web site:
Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.	WWW.INVESTORVOTE.COM
Follow the simple instructions provided by the recorded message.	Enter the information requested on your computer screen and follow the simple instructions.

VALIDATION DETAILS ARE LOCATED ON THE FRONT OF THIS FORM IN THE COLORED BAR.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

Proxies submitted by telephone or the Internet must be received by 1:00 a.m., Central Time, on May 23, 2007.

THANK YOU FOR VOTING

☐ Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

A Election of Directors

PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

1. To elect as directors, to hold office until the next annual meeting of stockholders and until their successors are elected, the seven nominees listed below.

	For	Withhold

01 - Paul Goddard	☐	☐

02 - Michael O’Connell	☐	☐

03 - Peter Riepenhausen	☐	☐

04 - Toby Rosenblatt	☐	☐

05 - Gregory Turnbull	☐	☐

06 - Arthur Taylor	☐	☐

07 - Robert Zerbe	☐	☐

B Issues

The Board of Directors recommends a vote FOR the following proposals.

2. To amend the Certificate of Incorporation to effect a reverse split of the Company’s outstanding common stock as described in the enclosed proxy statement.

FOR	AGAINST	ABSTAIN
☐	☐	☐

3. To ratify the appointment of Odenberg, Ullakko, Muranishi & Co. LLP as the Company’s independent registered public accounting firm.

FOR	AGAINST	ABSTAIN
☐	☐	☐

4. To consider and vote upon an adjournment of the Annual Meeting, if necessary, to solicit additional proxies, if there are not sufficient votes in favor of Proposal 2.

FOR	AGAINST	ABSTAIN
☐	☐	☐

5. In their discretion, the proxyholders are authorized to transact such other business as properly may come before the meeting or any adjournments or postponements of the meeting. The Board of Directors at present knows of no other business to be presented by or on behalf of the Company or the Board of Directors at the meeting.

C Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

Date and sign exactly as name(s) appear(s) on this proxy. If signing for estates, trusts, corporations or other entities, title or capacity should be stated. If shares are held jointly, each holder should sign.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)
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